EXHIBIT 99.1

IRADIMED CORPORATION Withdraws 510(k) with Plans to Resubmit After
Further Discussions with FDA

Announces Preliminary Financial Results for Third Quarter 2022

Winter Springs, Florida, October 10, 2022 – iRadimed Corporation (the “Company”) (NASDAQ: IRMD) today announced that the Company, after learning the FDA would likely not have the time to finish clearance activities for a pending 510(k) associated with our new model MR IV pump, decided to voluntarily withdraw the 510(k) application on October 5, 2022. Iradimed is committed to collaborating with the FDA to understand the FDA’s concerns better. The FDA has indicated that they will provide an increased direct dialog to assure a timelier clearance with a replacement filing.

Roger Susi, President and Chief Executive Officer of the Company, commented, “We have been engaged in several productive and positive discussions with the FDA. The FDA requested additional information that was not feasible to provide within the FDA’s review deadline; therefore, we decided to withdraw our application to provide us more time to understand and resolve the FDA’s concerns. We are confident that after working further with the FDA, we will be able to submit a 510(k) application that leads to a timely clearance for the MRidium 3870 Infusion Pump System. I also wish to point out that this withdrawn 510(k) is for a future product and in no way affects our current revenue-generating product portfolio.”

The Company also announced selected preliminary financial results for the third quarter ended September 30, 2022. Third-quarter revenue is expected to be approximately $13.4 million, up 23% from the prior year and above the Company’s third-quarter guidance of $13.1 million - $13.3 million.

“The third quarter preliminary results represent our highest revenue quarter and the fourth consecutive quarter of record revenues. Again, orders booked in the quarter exceeded our shipments as we continue to add to our backlog for the remainder of 2022 and into early 2023. Domestic unit orders booked in the quarter for our current MRidium 3860 Infusion Pump System were the highest over the last three years and demonstrated the continued strong demand for this product,” said Roger Susi. “As we enter the remainder of 2022 and look forward to 2023, we believe we are positioned to continue to achieve our growth objectives with our current products,” Mr. Susi added.

About iRadimed Corporation

iRadimed Corporation is a leader in developing innovative Magnetic Resonance Imaging (“MRI”) compatible medical devices. We develop, manufacture, market, and distribute MRI-compatible medical devices and accessories, disposables, and services relating to them.

We are the only known provider of a non-magnetic intravenous (“IV”) infusion pump system specifically designed to be safe during MRI procedures. We were the first to develop an infusion delivery system that eliminates many dangers and problems during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium® MRI-compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely designed non-ferrous parts, and other special features to deliver anesthesia safely and predictably and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe, and dependable fluid delivery before, during, and after an MRI scan, which is important to critically ill patients who cannot be removed from their vital medications and children and infants who must generally be sedated to remain immobile during an MRI scan.

Our 3880 MRI-compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features to monitor a patient’s vital signs safely and accurately during various MRI procedures. The IRADIMED 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room. The IRADIMED 3880 has a compact, lightweight design allowing it to travel with the patient from the critical care unit to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. The features of the IRADIMED 3880 include wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; invasive and non-invasive blood pressure; patient temperature, and optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The IRADIMED 3880 MRI-compatible patient vital signs monitoring system has an easy-to-use design and effectively communicates patient vital signs information to clinicians.

For more information, please visit www.iradimed.com.